UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): July 20, 2026

Ocean Power Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33417	22-2535818
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

28 Engelhard Drive, Suite B Monroe Township, New Jersey	08831
(Address of principal executive offices)	(Zip Code)

(609) 730-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock $0.001 Par Value	OPTT	NYSE American
Series A Preferred Stock Purchase Right	N/A	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 22, 2026, Ocean Power Technologies, Inc. (the “Company”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Columbia Power Technologies, Inc. (the “Seller”) pursuant to which the Company acquired from the Seller certain of its intellectual property assets. Seller is an ocean power company, tapping the ocean to supply cost-effective, dependable, and predictable energy generation systems for its customers. In consideration for the purchase, the Company issued 10,984,848 shares of its common stock to the Seller with an agreed value of $2,900,000 based on a trailing thirty day VWAP. The Asset Purchase Agreement includes a number of other standard representations, warranties, covenants and indemnification.

The foregoing description of the Asset Purchase Agreement is qualified in its entirety by reference to the text of the Asset Purchase Agreement, a copy of which the Company is filed herewith as Exhibit 10.1.

The Company issued a press release on July 23, 2026 announcing the entry into the Asset Purchase Agreement, a copy of which is filed herewith as Exhibit 99.1.

Item 1.02 Termination of a Material Definitive Agreement.

Effective July 22, 2026, the Company terminated its At Market Issuance Sales Agreement with Ladenburg Thalmann & Co. Inc. dated August 8, 2025. There were no penalties associated with the termination.

Item 2.02. Results of Operations and Financial Condition.

On July 23, 2026, the Company issued a press release announcing its financial results for its fiscal fourth quarter and fiscal year ended April 30, 2026. A copy of the press release is furnished as Exhibit 99.2 to this report and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in Item 2.02 and in the attached Exhibit 99.1 shall be deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2026, the Company appointed Rear Admiral Joseph A. “Digger” DiGuardo Jr. to the Board of Directors as Acting Chairman, effective immediately. He previously served as an advisory board member since 2024. There were no arrangements or understandings between Mr. DiGuardo and any other person pursuant to which he was appointed as a director, and there have been no transactions since the beginning of the Company’s last two fiscal years, nor are there any currently proposed transactions, regarding Mr. DiGuardo that are required to be disclosed by Item 404(a) of Regulation S-K. In addition, there are no family relationships between Mr. DiGuardo and any other director or executive officer. Mr. DiGuardo will also serve on the Board’s Quality Health and Safety Committee.

Mr. DiGuardo, age 58, is a highly accomplished senior executive leader with over three decades of distinguished service in national security, counterterrorism, and counter-proliferation. As a retired Rear Admiral in the U.S. Navy, Mr. DiGuardo culminated his military career leading the Navy Expeditionary Combat Command (NECC), overseeing 20,000 active and reserve personnel and a budget of $2.1B annually. His leadership spanned complex, high-risk operations, including special operations to Counter Weapons of Mass Destruction (CWMD) mission, Counter Terrorism, Navy Expeditionary Operations and Fleet support worldwide. Prior to that he was the Director, U.S. Special Operations Command (USSOCOM J10) Countering Weapons of Mass Destruction (CWMD) Directorate and the DoD CWMD Coordinating Authority with responsibility to plan, assess, and recommend global CWMD priorities aligned to National Defense Strategy and coordinate with U.S. Government and Foreign Agencies to disrupt state and non- state proliferation and terrorism.

Currently, Mr. DiGuardo is the Principal of DiggerWorks Consulting, where he advises clients and Boards of Directors on National Security Strategy and Policy, Unmanned Systems, Technology Integration, Counter WMD, Counter Proliferation/Non Proliferation and U.S. Government priorities. He is an Executive Director at the Nevada National Security Sites (NNSS), a National Laboratory under the Department of Energy. He also serves as a Fellow at the American College of National Security Leaders (ACNSL), responding to questions directly from the National Security Council (NSC) and is the Warfare Chair of the Undersea Warfare Academic Group at the Naval Postgraduate School, further contributing to national security thought leadership and academia.

On July 20, 2026, Terence J. Cryan notified the Company’s Board of Directors of his decision to retire from the Company’s Board of Directors, effective immediately. Mr. Cryan’s resignation was not the result of any disagreement with management or the Company. The Board and the Company are grateful for Mr. Cryan’s dedication and contributions to the Company during his 14 year tenure as Chairman of the Board and a director.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

*10.1	Asset Purchase Agreement between Ocean Power Technologies, Inc. and Columbia Power Technologies, Inc. dated July 22, 2026.

*99.1	Press Release issued by Ocean Power Technologies, Inc., dated July 23, 2026.

*99.2	Press Released issued by Ocean Power Technologies, Inc., dated July 23, 2026.

104	Cover Page Interactive Data file (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ocean Power Technologies, Inc.

Dated: July 23, 2026	/s/ Philipp Stratmann
Philipp Stratmann
President and Chief Executive Officer